NEWS
FOR IMMEDIATE RELEASE                        CONTACT
August 8, 2014                                Jalpa Nazareth
(Investor Inquiries)
Christopher Bohanon
(Media Inquiries)
(202) 872-7700

Farmer Mac Declares Quarterly Dividends
on Common and Preferred Stock

Washington, D.C. — The board of directors of the Federal Agricultural Mortgage Corporation (Farmer Mac) has declared a quarterly dividend per share on each of Farmer Mac’s three classes of common stock – Class A Voting Common Stock (NYSE: AGM.A), Class B Voting Common Stock (not listed on any exchange), and Class C Non-Voting Common Stock (NYSE: AGM). The quarterly dividend of $0.14 will be payable on September 30, 2014 to holders of record of common stock as of September 16, 2014.
Farmer Mac’s board of directors has also declared a dividend on each of Farmer Mac’s three classes of preferred stock – Series A Non-Cumulative Preferred Stock (NYSE: AGM.PR.A), Series B Non-Cumulative Preferred Stock (NYSE: AGM.PR.B), and Series C Fixed-to-Floating Rate Non-Cumulative Preferred Stock (NYSE: AGM.PR.C). The quarterly dividend of $0.3672 per share of Series A Non-Cumulative Preferred Stock and $0.4297 per share of Series B Non-Cumulative Preferred Stock is for the period from but not including July 17, 2014 to and including October 17, 2014, and shall be payable on October 17, 2014 to holders of record of preferred stock as of October 2, 2014. The dividend of $0.4875 per share of Series C Fixed-to-Floating Rate Non-Cumulative Preferred Stock is for the period from but not including June 20, 2014 (the issuance date) to and including October 17, 2014, and will be payable on October 17, 2014 to holders of record of the Series C Fixed-to-Floating Rate Non-Cumulative Preferred Stock as of October 2, 2014. Each share of Series A Non-Cumulative Preferred Stock, Series B Non-Cumulative Preferred Stock, and Series C Fixed-to-Floating Rate Non-Cumulative Preferred Stock has a par value and liquidation preference of $25.00 per share.
Farmer Mac is the stockholder-owned company created to deliver capital and increase lender competition for the benefit of American agriculture and rural communities. Additional information about Farmer Mac is available on Farmer Mac’s website at www.farmermac.com.

* * * *

1